Exhibit 99.1

Evan Goldstein

Salesforce

Investor Relations

415-819-2987

evan.goldstein@salesforce.com

Brad Burns

Salesforce

Public Relations

415-536-7987

bburns@salesforce.com

Keith Block Steps Down as Salesforce Co-CEO; Marc Benioff is Chair and CEO

Block becomes Advisor to the CEO

SAN FRANCISCO, February 25, 2020—Salesforce (NYSE: CRM) today announced that Keith Block has stepped down as co-CEO of Salesforce and Marc Benioff is Chair and CEO of the company. Block is remaining as Advisor to the CEO.

“It’s been my greatest honor to lead the team with Marc that has more than quadrupled Salesforce from $4 billion of revenue when I joined in 2013 to over $17 billion last year,” said Block. “We are now a global enterprise company, focused on industries, and have an ecosystem that is the envy of the industry, and I’m so grateful to our employees, customers, and partners. After a fantastic run I am ready for my next chapter and will stay close to the company as an advisor. Being side-by-side with Marc has been amazing and I’m forever grateful for our friendship and proud of the trajectory the company is on.”

“I am especially grateful to Keith for his service to Salesforce over the last seven years. I am delighted that he will be staying on as an advisor to me,” said Benioff. “Keith’s strategic thinking and operational excellence have deeply strengthened our company, and our close friendship endures. I am Keith’s biggest supporter as he creates the next chapter of his storied career. He will always be part of our Ohana.”

Salesforce also announced today that it has named Gavin Patterson, former BT Group plc Chief Executive, its President and CEO of Salesforce International.

Patterson, who last September became the company’s Chair of Europe, the Middle East and Africa (EMEA), now oversees Salesforce’s largest international markets outside of the U.S.

“We are thrilled that Gavin has chosen to lead Salesforce International headquartered in London. Salesforce International oversees our business in EMEA, Latin America and the Asia Pacific region,” said Benioff. “Gavin’s global leadership will help us continue to deliver customer success in these important markets. I could not be more excited to have Gavin in our Ohana.”

About Salesforce

Salesforce is the global leader in Customer Relationship Management (CRM), bringing companies closer to their customers in the digital age. Founded in 1999, Salesforce enables companies of every size and industry to take advantage of powerful technologies—cloud, mobile, social, internet of things, artificial intelligence, voice and blockchain—to create a 360-degree view of their customers. For more information about Salesforce (NYSE: CRM), visit: www.salesforce.com.